PRESS RELEASE

AMPLIDYNE,INC
59 LA GRANGE ST
RARITAN, NJ 08869
www.amplidyne,inc.com
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FOR MORE INFORMATION,
CONTACT: AMPLIDYNE,INC
Phone: 908-253-6870   Fax: 908-253-6875

AMPLIDYNE, INC. SUMMARIZES FINANCIAL RESULTS OF 1999 AND FUTURE OUTLOOK AND REDUCES EXERCISE PRICE OF REDEEMABLE COMMON STOCK PURCHASE WARRANTS AND EXTENDS REDEMPTION DATE

Raritan, New Jersey, May 2, 2000 - Amplidyne, Inc. (Nasdaq: AMPD, AMPDW), a manufacturer of power amplifiers and wireless internet access products, announced that revenues for the year ended December 31, 1999 were up 20% compared with revenues for the year ended December 31, 1998. The Company's gross margin was up 400% compared to 1998.

The increase in revenues was attributed to a significant increase in sales in the fourth quarter which accounted for 39% of total revenue for 1999. Amplidyne reported a net loss of ($3,535,689) or $(0.62) per share, compared to net loss of ($1,916,354) or $(0.43) per share for 1998. A significant portion of the loss was attributed to stock compensation and financing costs. The Company's total assets were $3,198,648 at December 31, 1999 compared to $1,783,076 at December 31, 1998. For a complete discussion of our financial results, see our Form 10-KSB filed with the Securities and Exchange Commission.

REVENUE FROM HIGH SPEED WIRELESS INTERNET ACCESS PRODUCTS

During the first quarter of 2000, the Company had revenue for the first time relating to its new high speed wireless internet access products (approximately $200,000 (unaudited)).

During 2000, the Company believes, based on contracts under negotiation and feedback on its products from potential customers, that it will continue to increase sales of its high speed wireless internet access products targeted at ISP's, and small, medium and large businesses worldwide. Currently, the Company's customer base for these products include seven ISP's and twenty small businesses/offices.

THE COMPANY EXPECTS TO RELEASE ITS HIGH SPEED WIRELESS INTERNET ACCESS 11MBPS SYSTEM DURING THE SECOND QUARTER OF 2000.

Management believes that Amplidyne's outlook for year 2000 is a promising one. The expected release of Amplidyne's 11mbps system in the second quarter of 2000 is expected to contribute to increased revenues.

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Devendar S. Bains, the Company's Chief Executive Officer commented, "The release of our 11mbps system for high speed wireless internet access products, coupled with our completed development of multicarrier amplifiers, provides us with great opportunities in year 2000 and beyond."

REDEMPTION OF PUBLICLY TRADED WARRANTS

The Company previously announced the redemption of its publicly traded warrants on April 6, 2000. Due to the increased volatility and instability in the stock market which has effected the Company's securities, the Company is reducing the exercise price for the warrants from $6.00 per share to $5.00 per share. In addition, warrants may be exercised prior to the end of business on May 16, 2000 (extended from the previous deadline of May 9, 2000).

If all of the warrants are exercised, the Company will receive gross proceeds of approximately $7.9 million. The Company anticipates using the proceeds from the exercise of the warrants to expand its sales and marketing efforts, and for the continued development of current and new products.

Questions regarding the warrant exercise should be directed to the Company's Information Agent, Georgeson Shareholder Communications, Inc. at 1-800-223-2064.

         Amplidyne, Inc. designs, manufactures and sells ultra liner power amplifiers and related subsystems to the worldwide wireless telecommunications market. These single and multi-carrier linear power amplifiers, which are key component in cellular base stations, increase the power of radio frequency and microwave signals with low distortion. The Company's products are marketed to the cellular, wireless local loop and PCS segments of the wireless telecommunications industry. The Company has also developed products to offer high-speed Internet access to residential and business clients and Internet service providers. The equipment operates in the 2.4 GHz license free band.

         Statements in this press release that are not statements of historical or current fact constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other unknown factors that could cause the actual results of the Company to be materially different from the historical results or from any future results expressed or implied by such forward-looking statements. In addition to statements which explicitly describe such risks and uncertainties, readers are urged to consider statements labeled with the terms "believes", "belief", "expects", "intends", "anticipates" or "plans" to be uncertain and forward-looking. The forward looking statements contained herein are also subject generally to other risks and uncertainties that are described from time to time in the Company's reports and registration statements filed with the Securities and Exchange Commission.

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